Exhibit 10.5

SEVERANCE BENEFIT AGREEMENT

THIS AGREEMENT is made and entered into as of the 21st day of November, 1991, by and between P. LEINER NUTRITIONAL PRODUCTS, INC. OF DELAWARE, a Delaware corporation (the “Company”), and KEVIN J. LANIGAN (“Executive”).

R E C I T A L S

A. Executive is the Senior Vice President-Operations Planning of the Company; and

B. The Company desires to assure the retention of the services of Executive, whose experience, knowledge and abilities with respect to the business and affairs of the Company are valuable to the Company and would be difficult to replace;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Severance Benefit. In consideration of Executive’s past service to the Company, his current value to the Company, and his continued service to the Company, the Company agrees that if Executive’s employment is terminated by the Company other than for Cause (as defined below), or if Executive resigns his employment with the Company for Good Reason (as defined below), the Company shall provide to Executive upon such termination or resignation, subject to the limitations set forth below, the total of the following severance benefits:

(a) A lump-sum severance payment equal to three times the sum of (i) one year’s base salary, plus (ii) any annual individual performance bonus or targeted commission, both as in effect at the time of the termination or resignation;

(b) Outplacement assistance at the Company’s expense, up to a maximum cost to the Company of $20,000; and

(c) Such rights under applicable Company plans or programs, including but not limited to stock option and incentive plans, as Executive may have pursuant to the terms of such plans or programs;

provided, however, that if the Company determines that the foregoing benefits, either alone or together with other payments and benefits that Executive has a right to receive from the Company, would not be deductible (in whole or in part) by the Company or any parent entity thereof because such payments constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue code, as amended (the “Code”)), the amount of the foregoing benefits shall be reduced to the largest amount that the Company can pay or provide without incurring a restriction on the deductibility of such payments under Section 280G of the Code. Subject to the foregoing, Executive shall be entitled to designate the order in which various benefits shall be reduced in order to satisfy the reduction contemplated by the preceding sentence.

2. Discharge for Cause. For purposes of this Agreement, “Cause” shall mean one of the following, as determined by the affirmative vote of a majority of the Board of Directors acting at a meeting at which a quorum is present:

(a) Executive’s willful malfeasance, gross negligence or dishonesty in the performance of Executive’s duties to the Company, but excluding such duties as would constitute a basis for Executive to resign for “Good Reason” hereunder;

(b) Executive’s willful breach of any employment agreement between Executive and the Company;

(c) Executive’s substantial and continuing refusal to perform Executive’s duties to the Company, but excluding such duties as would constitute a basis for Executive to resign for “Good Reason” hereunder; or

(d) The conviction of Executive on charges of (i) a felony under the laws of the United States or any state involving moral turpitude or (ii) a crime under the laws of any other country or political subdivision thereof that would constitute a felony involving moral turpitude under the laws of the United States or any state had they applied.

3. Resignation for Good Reason. For purposes of this Agreement, resignation for “Good Reason” shall mean the termination of Executive’s employment for any of the following reasons (without Executive’s express prior written consent):

(a) The assignment to Executive by the Company of duties materially inconsistent with Executive’s positions, duties, responsibilities, titles or offices as of the date hereof or as such appropriately may change from time to time during the term of this Agreement;

(b) Any material reduction by the Company of Executive’s duties or responsibilities;

(c) Any loss by Executive of the position held on the date hereof or appropriately assigned to Executive hereafter (except in connection with the termination of Executive’s employment for Cause) as a result of Executive’s death or “permanent disability” (defined for purposes of this Agreement as the inability of Executive to render services to the Company on a full-time basis due to physical or mental illness or disability for six months or more in the aggregate in any 12-month period);

(d) A reduction by the Company in Executive’s base salary or individual performance bonus, as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(e) A material adverse change in Executive’s benefits or perquisites, as in effect on the date hereof or as the same may be increased or improved from time to time during the term of this Agreement;

(f) The requirement by the Company that Executive relocate to an office or location more than thirty (30) miles from Executive’s then-current principal office location; or

(g) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company’s assets.

4. Employment at Will. The Company may terminate Executive’s employment at any time for any reason, and Executive may terminate his employment with the Company at any time for any reason, and nothing in this Agreement shall be construed as giving either the Company or Executive any right or obligation to continue their employment relationship.

5. Discharge For Cause or Resignation without Good Reason. If Executive is discharged for Cause, or if Executive voluntarily resigns without Good Reason, all payments of base salary and performance bonus, as well as all of Executive’s benefits, shall immediately cease and Executive shall be entitled to no further compensation or benefits of any kind.

6. Waiver or Modification. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

7. Construction. Except as to matters of internal corporate policy and regulation, which shall be governed by the laws of the State of Delaware (the State of incorporation of the Company), this Agreement shall be governed by the laws of the State of California.

8. Binding Effect. The rights and obligations of the Company under this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of the Company. In the event of any consolidation or merger of the Company into or with another corporation, such other corporation shall assume this Agreement and shall become obligated to perform all of the terms and conditions hereof, and Executive’s obligations hereunder shall continue in favor of such other corporation or the subsidiary of such corporation carrying on the major part of the business of the Company.

9. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, amendments, memoranda or understandings between the Company and Executive.

10. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party:

The Company:	1845 West 205th Street Torrance, California 90510 Attention: Chief Executive Officer

Executive:	2904 Via Anacapa Palos Verdes Estates, California 90274

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“THE COMPANY” :	P. LEINER NUTRITIONAL PRODUCTS, INC. OF DELAWARE

	By:	/s/ MICHAEL LEINER
Michael Leiner
Chief Executive Officer

“EXECUTIVE”:		/s/ KEVIN J. LANIGAN
Kevin J. Lanigan

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of April 11, 2002, between Leiner Health Products Inc., a Delaware corporation (“Assignor”) and Leiner Health Products L.L.C, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor has entered into the Severance Benefit Agreement, dated as of November 21, 1991 (the “Severance Agreement”), by and between Assignor and Kevin Lanigan (“Executive”);

WHEREAS, the Assignor will enter into an Assignment and Assumption Agreement with Assignee (the “Contribution Agreement”), whereby the Assignor will contribute certain assets and liabilities to Assignee in exchange for limited liability company interests of Assignee;

WHEREAS, Executive will primarily perform services for the Assignee following the consummation of the transactions contemplated by the Contribution Agreement and, in connection therewith, the board of directors of each of the Assignor and the Assignee have determined that it is the best interests of the Assignor and the Assignee, respectively, that the Assignor assigns all of its rights, title and interest under the Severance Agreement to the Assignee and the Assignee accepts such assignment.

NOW, THEREFORE, each of the Assignor and Assignee hereby covenants and agrees as follows:

1. Effective as of the closing of the transactions contemplated by the Contribution Agreement, Assignor hereby assigns, transfers and conveys to Assignee, and Assignee accepts from Assignor, all of Assignor’s rights, title and interest to the Severance Agreement to which Assignor is a party.

2. Effective as of the closing of the transactions contemplated by the Contribution Agreement, Assignee hereby assumes and agrees to perform and to be bound by each and every term and provision of the Severance Agreement, and Assignee shall assume the obligations of Assignor under the Severance Agreement as if Assignee had executed the Severance Agreement.

3. This Agreement shall be of no force and effect if the transactions contemplated by the Contribution Agreement are not consummated and shall automatically expire if the Contribution Agreement is terminated.

4. This agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

5. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first above written.

LEINER HEALTH PRODUCTS INC.

By:	/s/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:	Chief Executive Officer

LEINER HEALTH PRODUCTS L.L.C.

By:	/s/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:	Chief Executive Officer

I acknowledge and consent to the foregoing transactions, and hereby release the Assignor from all obligations and liability with respect to the Severance Agreement.

/s/ KEVIN J. LANIGAN
Kevin J. Lanigan

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